Non-GAAP LTM Pro Forma EBITDA Reconciliation

Adj. EBITDA Reconciliation[1]

	Pro Forma
	LTM
($M)	06/30/2025
Net (loss) income (GAAP measure)	$245.9
<u>**Add back/(Deduct):**</u>	
Net interest (income) expense	61.6
Depreciation and amortization expense	21.3
Income tax expense (benefit)	(9.9)
Non-GAAP EBITDA	**$318.8**
Adjustments	
(1) Stock-based compensation	22.7
(2) Acquisition & Reorganization costs	47.4
(3) Legal settlement costs	54.0
(4) Foreign exchange gains or losses	(0.6)
(5) Penalties	10.1
(6) Inventory step-up adjustments	21.7
Non-GAAP Adj. EBITDA	**$474.1**
(7) Unrealized Synergies	48.2
Pro Forma Adj. EBITDA	**$522.3**

Adjustment Detail

(1) **Stock-based compensation:** Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees and directors. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results

(2) **Acquisition & Reorganization costs:** Fees and professional services related to acquisition activity and impairment charges for the Fast brand in the EMEA region

(3) **Legal settlement costs:** Related to ongoing litigation and SEC settlement during the quarter ended December 31, 2024. 2023 legal class action settlement pertained to the McCallion vs Celsius Holdings class action lawsuit, which the company settled during the quarter ended June 30, 2023

(4) **Foreign exchange gains or losses:** Represents all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates

(5) **Penalties:** Accrued expenses related to contractual co-packer obligations

(6) **Inventory step-up adjustments:** Represents non-cash inventory valuation step-up from the Alani Nu acquisition which was recognized as an adjustment to the cost of revenue

(7) **Unrealized Synergies:** Total estimated run-rate cost synergies of $50M less $1.8M of realized synergies as of LTM 6/30/2025

Source: Company financials

Note: The company reports financial results in accordance with generally accepted accounting principles in the United States ("GAAP"), but management believes that disclosure of Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance.

1. LTM Jun-25 Compliance Certificate EBITDA varies due to differences between addbacks included within the Compliance Certificate and publicly available Adjusted EBITDA